Exhibit 10.14
FOUNDERS’ BONUS PLAN
     This Founders’ Bonus Plan Agreement (“Agreement”), dated as of September 18, 2006, sets forth the terms and conditions by which The O’Gara Group, Inc. (“TOG”) shall reward Thomas M. O’Gara, Wilfred T. O’Gara and Michael J. Lennon (collectively, the “Founders”), as the founding management and shareholders of TOG, for the successful growth of TOG through acquisitions.
     1.      For purposes of this Agreement, the following terms have the meanings specified or referred to in this Section 1.
     “Acquisition” — means the acquisition of (i) more than fifty percent (50%) of the outstanding equity securities of any entity by means of any transaction or series of related transactions (including, without limitation, any stock acquisition or transfer, any issuance of stock by the entity, a reorganization, merger, consolidation, mandatory share exchange or conversion transaction) in one (1) transaction or in a series of related transactions; or (ii) a purchase, lease or other acquisition of all or substantially all of the assets of a business or entity, including, without limitation, a business unit or division of an entity in one (1) transaction or in a series of related transactions.
     “Company” — means TOG or any subsidiary controlled directly or indirectly by TOG.
     “IPO” — means the sale, in an underwritten registered public offering, of common stock of the Company pursuant to an effective registration statement under the Securities Act that results in gross proceeds to the Company of not less than Twenty Five Million Dollars ($25,000,000).
     “Liquidating Event” — means the first to occur of (i) the acquisition of TOG, or of a controlling equity interest in TOG, by another party or entity or group of affiliated parties by means of any transaction or series of related transactions (including, without limitation, any stock acquisition or transfer, any issuance of stock by TOG, a reorganization, merger, consolidation, mandatory share exchange or conversion transaction), other than a transaction, or series of related transactions, as the case may be, in which the holders of the voting securities of TOG outstanding immediately prior to such transaction, or the first of the series of related transactions, as the case may be, continue to retain (either by such voting securities remaining outstanding or by such voting securities being converted into voting securities of the surviving or resulting entity) at least fifty percent (50%) of the total voting power represented by the voting securities of TOG or such surviving or resulting entity outstanding immediately after such transaction, or the last of the series of related transactions, as the case may be; (ii) a sale, lease or other conveyance of all or substantially all of the assets of the Company in one (1) transaction or in a series of related transactions; or (iii) an IPO.
     “Liquidated” — means the bankruptcy, insolvency or similar proceedings are commenced by or against an entity, or a receiver or liquidator is appointed for the entity’s business (and if such proceedings are commenced against the entity involuntarily, the proceedings are not dismissed within ninety (90) days).

     “Qualified Acquisition” — means (A) any Acquisition by the Company that is entered into during the period from immediately following the Company’s acquisition of Diffraction, Ltd. to the earlier of (i) December 31, 2007; (ii) the effective date of a Liquidating Event that is not an IPO; and (iii) the day prior to the effective date of a Liquidating Event that is an IPO and (B) any proposed Acquisitions identified in documents filed as part of an IPO that becomes effective not later than December 31, 2007 for which proceeds of the IPO will be used by the Company to enter into such proposed Acquisitions.
     “Qualified Acquisition Purchase Price” — means the total purchase price paid, or estimated to be paid, as the case may be, for any Qualified Acquisition, including the value of all components of the purchase price (e.g. cash, stock, any other equity, seller financing, assumed bank liabilities and earn outs).
     “Securities Act” — means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     2.      Subject to the conditions and limitations set forth in Sections 3, 4 and 5, upon a Liquidating Event, TOG shall pay each of the Founders an amount in cash equal to five percent (5%) (resulting in an aggregate payment to the Founders of fifteen percent (15%)) of the aggregate Qualified Acquisition Purchase Price for all Qualified Acquisitions (collectively, the “Founders’ Bonus”), with the Founders’ Bonus to be paid in a lump sum on the effective date of the Liquidating Event occurring any time after the date hereof, subject to the following qualifications:
          a.      In the event of an IPO as the Liquidating Event and in the event that any shares of TOG then held by The Walnut Group or its affiliates are subject to a lock-up period imposed upon the recommendation of the underwriters, the lesser of the entire Founders’ Bonus or $3,000,000 (in the aggregate) shall be paid to the Founders pro-rata in equal amounts upon the closing of such IPO and the remaining sum, if any, shall be paid to the Founders pro-rata in equal amounts upon the end of any such lock-up period.
          b.      If the Liquidating Event is a transaction other than an IPO, (i) all of the preferred shareholders of TOG immediately prior to the Liquidating Event shall be entitled to be paid their Subscription Price and accrued dividends (both as set forth in TOG’s then current articles of incorporation) prior to the payment of the Founders’ Bonus, and (ii) if the proceeds received, directly or indirectly, by TOG’s shareholders is other than all cash, the cash value of the Founders’ Bonus will be paid to the Founders pro-rata in equal amounts in the same form (or forms) and same percentages of cash and other consideration as the holders of TOG’s Class B 5% Participating Cumulative Preferred Stock receive.
     3.      With respect to any particular Qualified Acquisition, one half of the Founders’ Bonus relating to such particular acquisition (i.e., 2.5% of Qualified Acquisition Purchase Price individually, 7.5% of Qualified Acquisition Purchase Price in the aggregate) will be forfeited if the acquired company is Liquidated prior to the Liquidating Event. Additionally, the Founders’ Bonus is forfeited in total in the event that upon the Liquidating Event the difference between the equity value of the Company established at the time of and by the Liquidating Event (but before accounting for payment of the Founders’ Bonus) and the equity value of the Company established immediately subsequent to its acquisition of Diffraction, Ltd. is less than the amount of the Founders’ Bonus.
     4.      Founders’ Bonus amounts based upon earn out payments made or accrued relating to any Qualified Acquisitions will cease to accrue on the effective date of the Liquidating Event.
     5.      This Agreement supersedes all prior agreements between the parties with respect to its subject matter and constitutes the entire agreement between the parties with respect to its subject matter. This Agreement may not be amended except by a written agreement executed by TOG and all of the Founders. TOG and the Founders acknowledge that if payment of the entire Founders’ Bonus upon the completion of an IPO would, in the opinion of the lead underwriter retained by TOG for purposes of TOG’s IPO, prevent TOG from completing an IPO, then the form, timing and amounts of consideration to be paid to the Founders under this Agreement will be revised by the parties immediately prior to said IPO to the extent necessary, but in any event not to increase the value of the Founders’ Bonus, in accordance with the recommendation of such underwriters as may be necessary to complete the IPO.
     6.      This Agreement will be governed by the laws of the State of Ohio without regard to conflicts of law principles.
[Remainder of Page Left Blank]

     The undersigned have executed this Agreement as of the date first above written.

The O’Gara Group, Inc.

By: /s/ Abram S. Gordon

Its: Vice President

/s/ Thomas M. O’Gara

Thomas M. O’Gara

/s/ Wilfred T. O’Gara

Wilfred T. O’Gara

/s/ Michael J. Lennon

Michael J. Lennon

The Walnut Group

By: /s/ James M. Gould

Its: Managing General Partner

4